SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8 (a) OF
THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

RiverPark Funds Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

156 West 56th Street, 17th Floor
New York, NY 10019

Telephone Number (including area code):  (212) 484-2100

Name and Address of Agent for Service of Process:

National Corporate Research, Ltd.
615 South DuPont Highway
Dover, Delaware 19901

With copies to:

Morty Schaja
156 West 56th Street, 17th Floor
New York, NY 10019

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Check Appropriate Box:

Yes [X]                      No [   ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the State of New York, on the 25th day of June, 2010.

RiverPark Funds Trust

/s/ Morty Schaja
By:  Morty Schaja, Sole Trustee

ATTEST:  /s/ Julia Klein
          By:   Julia Klein